Exhibit 99.01

CONTACTS:
For Media Inquiries:	For Investor Inquiries:
Jared Tipton Cepheid Corporate Communications Tel: (408) 400-8377 communications@cepheid.com	Jacquie Ross Cepheid Investor Relations Tel: (408) 400-8329 investor.relations@cepheid.com

Cepheid Welcomes Executive Vice President of Global Operations

SUNNYVALE, CALIF. —May 7, 2013— Cepheid (NASDAQ: CPHD) today announced that it has appointed Warren C. Kocmond to the position of Executive Vice President, Global Operations, effective May 6, 2013.

Mr. Kocmond joins Cepheid from Lam Research Corporation, where he most recently served as Vice President of Global Operations, responsible for globally dispersed operations including a multi-billion dollar supply chain. Prior to Lam Research, Mr. Kocmond was Executive Vice President of Global Operations and Quality at Verigy, Ltd., now a wholly owned subsidiary of Advantest Corp. Mr. Kocmond previously held operations and management positions at Applied Materials and Silicon Graphics, among other companies, and brings well over two decades of relevant experience to Cepheid.

In connection with his employment, the Compensation Committee of Cepheid’s Board of Directors has granted Mr. Kocmond an option to purchase 75,000 shares of Cepheid common stock at the closing price of Cepheid common stock on Mr. Kocmond’s employment commencement date and restricted stock units in respect of 8,333 shares of Cepheid common stock. The option will become exercisable by Mr. Kocmond over four years, with 25% vesting on the one-year anniversary of grant and ratably monthly thereafter, so long as Mr. Kocmond continues to be employed or provide services to Cepheid, and will expire after seven years from the grant date. The restricted stock units will vest over four years, with 25% vesting on the one-year anniversary of the grant and as to an additional 1/16th of the restricted stock units at the end of each three-month period thereafter, so long as Mr. Kocmond continues to be employed or provide services to Cepheid. The option and restricted stock units were granted as inducement grants pursuant to Section 5635(c)(4) of The NASDAQ Stock Market Rules.

About Cepheid

Based in Sunnyvale, Calif., Cepheid (Nasdaq: CPHD) is a leading molecular diagnostics company that is dedicated to improving healthcare by developing, manufacturing, and marketing accurate yet easy to use molecular systems and tests. By automating highly complex and time-consuming manual procedures, the company’s solutions deliver a better way for institutions of any size to access the full power of molecular diagnostics. The company’s systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. Through its strong molecular biology capabilities, the company is focusing on those applications where accurate, rapid, and actionable test results are needed most, such as managing infectious diseases and cancer. For more information, visit www.cepheid.com.